Exhibit 99.1

Strayer Education, Inc. Reports Third Quarter 2013 Revenues and Earnings; Fall Term 2013 Enrollments; and Additional Cost Reduction Initiatives

-- Third Quarter Diluted EPS $0.30 --

HERNDON, Va.--(BUSINESS WIRE)--October 31, 2013--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended September 30, 2013. Financial highlights are as follows:

Three Months Ended September 30

  Revenues for the three months ended September 30, 2013 decreased 11% to $110.0 million, compared to $124.3 million for the same period in 2012, principally due to lower enrollment.
  Income from operations was $6.6 million compared to $7.8 million for the same period in 2012, a decrease of 16%. Operating income margin was 6.0% compared to 6.3% for the same period in 2012.
  Net income was $3.1 million compared to $4.1 million for the same period in 2012, a decrease of 23%. Diluted earnings per share was $0.30 compared to $0.36 for the same period in 2012, a decrease of 17%. Diluted weighted average shares outstanding decreased 8% to 10,552,000 from 11,487,000 for the same period in 2012, primarily as a result of share repurchases.

Nine Months Ended September 30

  Revenues for the nine months ended September 30, 2013 decreased 10% to $379.5 million, compared to $420.0 million for the same period in 2012, principally due to lower enrollment.
  Income from operations was $62.8 million compared to $84.9 million for the same period in 2012, a decrease of 26%. Operating income margin was 16.5% compared to 20.2% for the same period in 2012.
  Net income was $35.4 million compared to $49.3 million for the same period in 2012, a decrease of 28%. Diluted earnings per share was $3.32 compared to $4.29 for the same period in 2012, a decrease of 23%. Diluted weighted average shares outstanding decreased 7% to 10,646,000 from 11,482,000 for the same period in 2012, primarily as a result of share repurchases.

Balance Sheet and Cash Flow

At September 30, 2013, the Company had cash and cash equivalents of $85.2 million. The Company generated $72.2 million from operating activities in the first nine months of 2013 compared to $57.2 million during the same period in 2012. Capital expenditures were $7.1 million for the nine months ended September 30, 2013 compared to $18.2 million for the same period in 2012.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on November 8, 2012. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $125.0 million term loan facility with a maturity date of December 31, 2016. At September 30, 2013, the Company had $122.7 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

The Company had $70.0 million of share repurchase authorization remaining at September 30, 2013. No shares were repurchased in the third quarter of 2013.

For the third quarter 2013, bad debt expense as a percentage of revenues was 4.5% compared to 4.2% for the same period in 2012. Days sales outstanding was 16 days at the end of the third quarter of 2013, compared to 18 days at the end of the third quarter of 2012.

Student Enrollment

Total enrollments at Strayer University for the 2013 fall term decreased 17% to 43,192 students compared to 51,727 students for the same term in 2012. Across the Strayer University campus and online system, continuing student enrollments decreased 14%, while new student enrollments decreased 23%.

Cost Reduction Initiatives

The Company announced today that Strayer University plans to implement a number of cost reduction and other initiatives during the fourth quarter of 2013. These initiatives, which will result in a charge of approximately $45-55 million in the fourth quarter, are expected to reduce headcount by approximately 20% and annual operating expenses by an estimated $50 million beginning in 2014. The Company estimates that approximately $10 million of the charge will reduce cash flow from operating activities in the fourth quarter.

As part of these initiatives, Strayer University will close approximately 20 physical locations predominantly in the Midwest. These closures will affect approximately 5% of the University’s enrollment or about 2,300 students in the fall term. Affected students, a majority of whom already take 100% of their classes online, will be offered support to continue their education online. Subject to regulatory approval, these closures are expected to be substantially completed within the next six months. Approximately $30-40 million of the charges in the fourth quarter will be incurred for these closures, principally for lease-related charges and asset write-off costs, with the remaining $15 million of the fourth quarter charges related to workforce reductions.

2014 Tuition

In order to further address the issue of college affordability, Strayer University’s Board of Trustees has approved a reduction in tuition for new undergraduate students of approximately 20% effective January 1, 2014. The Company expects the reduction in tuition to negatively affect revenue per student in 2014 compared to 2013.

Capital Allocation

The Company announced today that its Board of Directors amended its share repurchase program by extending the deadline for use of the $70 million remaining under its current authorization to December 31, 2014. The Company intends to conduct such purchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This share repurchase program may be modified, suspended or terminated at any time by the Company without notice.

Common Stock and Common Stock Equivalents

At September 30, 2013, the Company had 10,852,020 common shares issued and outstanding, including 342,329 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 unvested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its third quarter 2013 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. Strayer University also offers an executive MBA online and corporate training programs through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is based in Washington, D.C. and accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2012	2013	2012	2013
Revenues	$124,260	$110,031	$420,046	$379,517
Costs and expenses:
Instruction and educational support	72,997	63,673	222,413	208,405
Marketing	23,171	23,077	53,693	57,026
Admissions advisory	6,487	5,188	19,733	15,751
General and administration	13,769	11,472	39,345	35,538
Total costs and expenses	116,424	103,410	335,184	316,720
Income from operations	7,836	6,621	84,862	62,797
Investment income	1	1	4	1
Interest expense	1,055	1,391	3,373	4,024
Income before income taxes	6,782	5,231	81,493	58,774
Provision for income taxes	2,679	2,082	32,190	23,392
Net income	$ 4,103	$ 3,149	$ 49,303	$ 35,382
Earnings per share:
Basic	$0.36	$0.30	$4.31	$3.34
Diluted	$0.36	$0.30	$4.29	$3.32
Weighted average shares outstanding:
Basic	11,433	10,510	11,428	10,608
Diluted	11,487	10,552	11,482	10,646

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	September 30,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$47,517	$85,220
Tuition receivable, net of allowances for doubtful accounts of $6,596 and $5,819 at December 31, 2012 and September 30, 2013, respectively	23,262	19,686
Income taxes receivable	4,454	907
Other current assets	14,422	12,503
Total current assets	89,655	118,316
Property and equipment, net	121,520	109,958
Deferred income taxes	3,279	5
Goodwill	6,800	6,800
Other assets	6,538	5,872
Total assets	$227,792	$240,951

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$39,124	$39,058
Unearned tuition	494	585
Other current liabilities	281	281
Current portion of term loan	3,125	3,125
Total current liabilities	43,024	43,049
Term loan, less current portion	121,875	119,531
Other long-term liabilities	21,905	21,406
Total liabilities	186,804	183,986
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 11,387,299 and 10,852,020 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively	114	109
Additional paid-in capital	299	6,289
Retained earnings	41,311	50,586
Accumulated other comprehensive income (loss)	(736)	(19)
Total stockholders’ equity	40,988	56,965
Total liabilities and stockholders’ equity	$227,792	$240,951

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended
	September 30,
	2012	2013
Cash flows from operating activities:
Net income	$49,303	$35,382
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(210)	(210)
Amortization of deferred rent	173	(216)
Amortization of deferred financing costs	599	585
Depreciation and amortization	17,857	18,561
Deferred income taxes	(2,827)	(3,503)
Stock-based compensation	9,358	8,398
Changes in assets and liabilities:
Tuition receivable, net	897	3,576
Other current assets	(1,992)	1,668
Other assets	(134)	(2)
Accounts payable and accrued expenses	5,307	188
Income taxes payable and income taxes receivable	(7,630)	6,591
Unearned tuition	(14,201)	769
Other long-term liabilities	746	374
Net cash provided by operating activities	57,246	72,161
Cash flows from investing activities:
Purchases of property and equipment	(18,165)	(7,115)
Net cash used in investing activities	(18,165)	(7,115)
Cash flows from financing activities:
Repurchase of common stock	--	(24,999)
Payments on term loan	(20,000)	(2,344)
Payments on revolving credit facility	(48,000)	--
Proceeds from revolving credit facility	53,000	--
Common dividends paid	(35,609)	--
Net cash used in financing activities	(50,609)	(27,343)
Net (decrease) increase in cash and cash equivalents	(11,528)	37,703
Cash and cash equivalents – beginning of period	57,137	47,517
Cash and cash equivalents – end of period	$45,609	$85,220
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$2,132	$274

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
or
Dan Jackson, Senior Vice President and Treasurer
703-713-1862
daniel.jackson@strayer.edu